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                                                                    Exhibit 99.1


NEWS RELEASE

FOR IMMEDIATE RELEASE
March 30, 2001

Media Contact:           Investor Relations Contact:
Trent Freeman            Nancy McCullough
(816) 300-3602           (816) 300-3797


                   BIRCH TELECOM CLOSES EQUITY INVESTMENT AND
           REPORTS OPERATING RESULTS FOR 4TH QUARTER AND YEAR END 2000


KANSAS CITY, MO - Birch Telecom, Inc. today announced that its majority stockholder, an affiliate of private investment firm Kohlberg Kravis Roberts & Co. (KKR), has agreed to purchase up to $105 million of a new issue of convertible preferred stock. Funding under the agreement will occur in two closings. Funds of $75 million were received today while up to an additional $30 million in equity will be received on July 31, 2001, subject to customary closing conditions. Concurrent with this transaction, certain terms and covenants under Birch's senior credit facility were amended. Lehman Brothers served as exclusive financial advisor to Birch on this transaction.

"Clearly, the issue of financing is the one that looms largest for firms in our industry," said David E. Scott, president and CEO of Birch. "Since the financial markets began to deteriorate a year ago, Birch has been successful in raising an additional $155 million in equity (including this round) and $70 million in debt. We have scaled back our expansion plans and now expect to be fully funded with this new financing. Our ability to raise this capital is based on our continued successful implementation of a business model that brings our local operations to profitability over a very short period of time."

FOURTH QUARTER 2000 RESULTS
Birch reported revenue of $36.1 million for the quarter ended December 31, 2000 compared to $32.4 million for the third quarter 2000 and $18.9 million for the fourth quarter 1999. For the fourth quarter, earnings before interest, taxes, depreciation and amortization (EBITDA) was a $32.7 million loss, up from a $30.8 million loss for the third quarter of this year and up from a fourth quarter 1999 loss of $14.9 million.

Gross margins increased to $13.2 million (36.7% of revenue) for the fourth quarter 2000 compared to $10.8 million (33.3% of revenue) for the third quarter ended 2000. Gross margins were also up from the $4.1 million (21.9% of revenue) reported in the fourth quarter 1999.


YEAR END 2000 RESULTS
Birch reported revenue of $119.9 million in 2000 compared to $60.5 million in 1999, a 98% increase. EBITDA was a $101.0 million loss in 2000 compared to an $38.9 million loss in 1999. As a percentage of total revenue, communications services were 92.4% for 2000 compared to 87.5% for 1999.



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                                                BIRCH FOURTH QUARTER RESULTS - 2


Gross margins increased to $37.8 million (31.5% of revenue) for 2000 compared to $14.2 million (23.4% of revenue) for 1999. The increase in gross margin as a percentage of revenue was primarily from local services and a result of generating a greater percentage of revenue from higher margin facility-based local services during 2000 as compared to resold services during 1999. At December 31, 2000, 76% of access lines were facility-based.

Access lines increased 104% to 229,052 at December 31, 2000 from 112,518 at December 31, 1999 and a 7% increase from 214,218 lines at September 30, 2000.

As a demonstration of progress toward profitability, all of the 5 markets that Birch launched in 1998 and all of the 9 markets launched in 1999 are EBITDA positive on a pre-overhead basis. Additionally, 4 of the 9 markets launched in 2000 are EBITDA positive on a pre-overhead basis. In the fourth quarter of 2000, the 17 EBITDA positive markets generated $30.7 million in revenue, gross margins of 38.5% and EBITDA of $3.8 million, representing 12.5% of revenue.

RECENT EVENTS
Birch opened local sales offices and began offering local and long distance services to small and mid-sized businesses in 9 markets throughout Georgia, Tennessee and Alabama. Birch currently serves 32 markets with 298 sales representatives and intends to offer services in 5 additional markets in the BellSouth region before the end of the second quarter 2001.

During 2000, Birch deployed collocations and transmission equipment in certain of our markets to deliver digital subscriber line service, which will support dedicated high-speed Internet/data and eventually voice services. Birch currently has 150 operational collocations.

In a move to contain costs and improve earnings performance, Birch reduced its workforce by 138 employees in November 2000 and 308 employees in February 2001. The layoffs, representing nearly 24% of Birch's workforce, primarily affected corporate staff at its headquarters in Kansas City, Mo., including mid-level and senior management. After the reduction, Birch employed a total of 1,412.

R.C. (Clint) Johnstone, Jr. joined Birch's board of directors on March 29, 2001. Mr. Johnstone additionally holds seats on the board of NewSouth Communications and the advisory boards of Divco West and Skire. In 1998, Mr. Johnstone retired from Bechtel Group Inc. where he worked for 26 years and was a member of the Board of Bechtel Group and President of several Bechtel companies.



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                                                BIRCH FOURTH QUARTER RESULTS - 3


2001 GUIDANCE
With Birch's recent actions to contain costs and improve earnings performance, the investment of $105 million in equity is expected to fully fund the company's current business plan.

We expect that local service, long distance service, Internet/data and customer premises equipment sales will continue to be the principal components of our revenue. However, as was the case during 1999 and 2000, we do not expect equipment sales to increase as a percentage of total revenue, and we expect minimal long distance growth due to increased competition. Over the long term, we intend to make Internet/data services a greater percentage of total revenue with the deployment of our digital subscriber line service now offered in select markets. Additionally, we expect to see some revenue growth in residential customers and large-sized businesses over the next few years. In recent months, we have been experiencing decreases in access revenue due to rate reductions caused by competitive pricing pressures. We cannot predict whether this trend will continue and although access revenue was $6.4 million in 2000, it comprises of only 5% of our total revenue.

We expect that gross margins for local service will increase over time as we continue to add service using the unbundled network elements platform (UNEP). Moreover, we anticipate that the incumbents' costs will decrease with technology improvements and operating efficiencies and that these savings are passed down to us. Even though we expect long distance prices to decline, we do not expect margins to decrease given the declines we have been experiencing in our network costs. If we increase our Internet/data revenue stream as we intend, margins should begin to increase, especially in markets where we own our own DSL and ATM facilities. We anticipate margins of 25% - 28% for data services in 2001 and even higher margins over the long term. We expect customer premises equipment margins to remain constant.

We expect to continue to focus on increasing our customer base and geographic coverage. However, we expect selling, general and administrative expenses will remain relatively flat, becoming a smaller percentage of our revenue in the near term, as we realize operating efficiencies.

Our capital asset purchase levels will decline sharply from 2000 as a result of the completion of our DSL buildout and recent back office improvements. We currently estimate that the cash required to fund capital expenditures will be approximately $15 - $25 million for 2001, consisting primarily of maintenance of our operations support systems and automated back office systems, and the purchase, installation and expansion of switches, collocations and transmission equipment for our local and data networks.


                                     4Q00                   1Q01                  2001

                                 (in millions)       Sequential Change        (in millions)
Revenue                              $36.1                3% - 5%              $180 - $200

EBITDA                              $(32.7)              10% - 14%            $(65) - $(90)

Capital Expenditures                 $13.6             (50)% - (60)%            $15 - $25



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                                                BIRCH FOURTH QUARTER RESULTS - 4


ABOUT BIRCH
Birch Telecom Inc. offers telecommunications services for small and mid-sized businesses that are currently located throughout the Midwest and Southeast. These simplified packages provide voice and high-speed data services, including local and long distance telephone service, Internet access, web hosting, integrated voice and data transmission over broadband lines and the sale and service of customer premises equipment. These services are offered through a combination of leased and owned network facilities. Birch has deployed collocations and transmission equipment to deliver DSL service supporting dedicated high-speed Internet access and eventually voice services. The company's web site is available at WWW.BIRCH.COM.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this release constitute forward-looking statements. These statements discuss, among other things, expected growth and expenditures, expansion strategy, debt refinancing and equity offerings. The forward-looking statements are subject to risks, uncertainties and assumptions, and actual results may differ materially from anticipated results described in these forward-looking statements. The factors that could cause actual results to differ materially include, but are not limited to, revision of expansion plans, availability of financing, changes in laws and regulations, the number of potential customers in a target market, the existence of strategic alliances or relationships, technological or other developments in our business, changes in the competitive climate in which we operate, overall economic trends including interest rate and foreign currency trends, stock market activity, litigation, the emergence of future opportunities and other factors more fully described under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the SEC on March 30, 2000. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should review and consider the various disclosures made by the Company in its public reports.

          SEE PAGE FIVE FOR SELECTED OPERATIONAL RESULTS AND STATISTICS



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SELECTED OPERATIONAL RESULTS AND STATISTICS


               (In thousands, except per share and operating data)

                                                      Three Months Ended                 Year Ended
                                                         December 31,                   December 31,
                                                  ---------------------------- -------------------------------
                                                          2000      1999                2000            1999
                                                  ------------- -------------- ---------------- --------------
  STATEMENT OF OPERATIONS DATA:
  Revenue:
    Communication services                            $ 33,946      $  17,519       $  110,826      $  52,980
    Equipment sales                                      2,111          1,386            9,100          7,558
                                                  ------------- -------------- ---------------- --------------
  Total revenue                                         36,057         18,905          119,926         60,538
  Cost of services:
    Cost of communication services                      20,326         13,793           75,689         41,870
    Cost of equipment sales                              2,482            970            6,408          4,488
                                                  ------------- -------------- ---------------- --------------
  Total cost of services                                22,808         14,763           82,097         46,358
                                                  ------------- -------------- ---------------- --------------
  Gross margin                                          13,249          4,142           37,829         14,180
  Selling, general and administrative
    expenses                                            45,925         19,032          138,866         53,045
  Depreciation and amortization expense                  7,965          4,440           24,551         10,828
                                                  ------------- -------------- ---------------- --------------
  Loss from operations                                (40,641)       (19,330)        (125,588)       (49,693)
  Interest expense                                     (7,703)        (3,847)         (23,142)       (15,036)
  Interest income                                          418            638            2,100          2,925
                                                  ------------- -------------- ---------------- --------------
  Net loss                                            (47,926)       (22,539)        (146,630)       (61,804)
                                                  ============= ============== ================ ==============

  OPERATING DATA:
   Local customers at end of period                     66,993         38,487
   Access lines at end of period                       229,052        112,518
   Average lines per business customer                    4.46           4.48
   Average lines per residential customer                 1.22           1.22
   Employees at end of period                            1,695            935



                                                                                December 31,    December 31,
                                                                                    2000            1999
                                                                               ---------------- --------------
  BALANCE SHEET AND OTHER DATA:
   Cash and cash equivalents                                                           $ 5,207        $ 5,673
   Pledged securities                                                                    7,947         15,926
   Property and equipment                                                              159,525         70,192
   Total assets                                                                        214,633        146,971
   Long-term debt and capital lease                                                    265,125        125,785
     obligations
   Redeemable preferred stock                                                          127,675         63,550
   Total stockholders' deficit                                                       (225,921)       (67,757)
   Purchases of property and equipment                                                  83,295         35,487